Contact:        Mark L. Mestayer
                      Chief Financial Officer
                      (225) 293-9440

PICCADILLY CAFETERIAS, INC. CLOSES
PRIVATE UNIT OFFERING AND NEW CREDIT FACILITIES

BATON ROUGE, Louisiana (December 21, 2000) -- Piccadilly Cafeterias, Inc. (NYSE: PIC) announced today that it closed an offering of (1) 71,000 "A" units consisting in the aggregate of $71 million principal amount of Senior Secured Notes due 2007 and warrants to purchase 746,210 shares of its common stock and (2) 4,500 "B" units consisting in the aggregate of $4.5 million principal amount of Term B Notes due 2007 (secured equally with the Senior Secured Notes) and warrants to purchase 47,295 shares of its common stock. In addition, the Company entered into a $5.5 million term loan credit facility with warrants to purchase 57,805 shares of common stock. Amounts borrowed under term loan credit facility are subject to terms substantially similar to those of the Term B Notes due 2007 included as part of the "B" units.

The Company expects the gross proceeds from the offerings to be approximately $72.9 million. The Company will use the net proceeds from the unit offerings and borrowings under the term loan credit facility to repay the approximately $66 million in debt outstanding under its existing credit facility and for other general corporate purposes.

Interest is payable semi-annually on the Senior Secured Notes at an initial rate of 12%, subject to annual adjustment beginning November 1, 2001. Interest is payable quarterly, beginning February 1, 2001, on the Term B Notes and the term loan credit facility at a floating rate equal to LIBOR plus 4.5%. The exercise price for the warrants is $1.16875. The offerings of the units were made in accordance with Rule 144A under the Securities Act of 1933.

Concurrently with the offerings, the Company entered into a new $25 million senior credit facility. The senior credit facility, and amounts borrowed thereunder, will bear interest at variable rates based upon the Company's leverage ratio. Approximately $12 million of the senior credit facility will be used to support commercial letters of credit, and the remainder will be used to provide working capital and for other purposes.

The sale of the units was effected through a private placement under Rule 144A of the Securities Act of 1933, with units offered and sold only to qualified institutional buyers and a limited number of institutional accredited investors. The securities offered were not registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or an available exemption from the registration requirements. This news release does not constitute an offer to sell or the solicitation of an offer to buy the units, the notes or the warrants.

Piccadilly currently operates 236 cafeterias, located primarily in the southeastern and mid-Atlantic regions of the United States. For more information, visit the Company's website at www.piccadilly.com.

Forward-looking statements regarding management's present plans or expectations for new unit openings, remodels, other capital expenditures, sales-building and cost-saving strategies, advertising expenditures, or disposition of impaired units, involve risks and uncertainties relative to return expectations, and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, advertising effectiveness, the ability to achieve cost reductions, and the ability to offset inflationary pressures through increases in selling prices, among others, any of which could cause actual results to differ from present plans or expectations, and such differences could be material.